Exhibit 99.1

Genesis Group Changes Name to InterCloud Systems and Receives FINRA Approval for Reverse Stock Split

BOCA RATON, Fla., Jan. 11, 2013 (GLOBE NEWSWIRE) -- Genesis Group Holdings, Inc. (OTCBB:GGHO), is pleased to announce that the Financial Industry Regulatory Authority (" FINRA") has approved its name change from Genesis Group Holdings, Inc. to InterCloud Systems, Inc. (the "Company"). In addition, FINRA approved a 125:1 reverse stock split, par value $0.001 per share.

The Company has amended its certificate of incorporation to effectuate the name change and reverse stock split. The name change and reverse split will be effective for trading purposes on the open on business on Monday, January 14, 2013. As a result of the reverse stock split, every 125 shares of the Company's pre-split common stock, will automatically be reclassified as and converted into 1 share of post-split common stock.

Corporate Stock Transfer, the Company's transfer agent, will update the Company's records to reflect the change. Corporate Stock Transfer will provide instructions to stockholders relating to the issuance of book-entry evidence of ownership giving effect to the reverse split and name change and to the issuance of new stock certificates. A "D" will be placed on the Company's ticker symbol for approximately 20 trading days to indicate the completion of the reverse split and name change.

About InterCloud Systems, Inc.:

We are a leading end-to-end solution provider of professional services and infrastructure to the telecommunications industry, major corporations and governmental entities. Our breadth of services enables our customers to selectively augment existing services or to outsource entire projects or operational functions.www.intercloudsys.com.

FORWARD-LOOKING STATEMENTS

Statements contained herein that are not based on historical fact, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "could" and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 (the "PSLRA") . Such forward-looking statements are based on current assumptions but involve known and unknown risks and uncertainties that may cause the Company's actual results, performance or achievements to differ materially from current expectations. These risks include economic, competitive, governmental, technological and other factors discussed in the Company's annual, quarterly and other periodic public filings on record with the Securities and Exchange Commission.

CONTACT: Lawrence Sands, Senior Vice President
                      561-988-1988